UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 NE Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of principal executive offices)	(ZIP Code)

Registrant's telephone number, including area code: (855) 884-0575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 30, 2016, Pioneer Energy Services Corp. (“Pioneer”) entered into a Fifth Amendment (the “Fifth Amendment”) to that certain Amended and Restated Credit Agreement, dated as of June 30, 2011, as amended by the First Amendment thereto dated as of March 3, 2014, the Second Amendment thereto dated as of September 22, 2014, the Third Amendment thereto dated as of September 15, 2015, and the Fourth Amendment thereto dated as of December 23, 2015 (as so amended, the “Credit Agreement”) among Pioneer, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent (the “Administrative Agent”).
The purpose of the Fifth Amendment was to, among other things, (a) decrease the aggregate amount of commitments under the Credit Agreement from $200 million to $175 million with further reductions to $150 million not later than December 31, 2017; (b) amend the pricing terms for borrowings, as set forth below; (c) eliminate for the fiscal quarters ending December 31, 2016 through June 30, 2017, the senior consolidated leverage ratios and interest coverage ratios and replace them with a temporary minimum EBITDA covenant, as set forth below; (d) require that if on the business day immediately preceding the last business day of each week, Pioneer’s aggregate amount of cash (as calculated pursuant to the Credit Agreement) exceeds $20 million, it shall, by the amount of such excess, pay down the outstanding principal amount of the loans; (e) require a prepayment of the outstanding principal amount of the loans with the net cash proceeds of equity issuances and modify certain other mandatory prepayment provisions; (f) restrict Pioneer’s ability to incur capital expenditures per fiscal year, as set forth below; and (g) modify certain other covenants.
Borrowings under the Credit Agreement bear interest, at Pioneer’s option, at the base rate or Eurodollar rate plus, in each case, an applicable per annum margin. Under the Fifth Amendment, the per annum applicable margin for Eurodollar rate borrowings and letters of credit was increased from 4.75% to 5.50%, and the per annum applicable margin for base rate borrowings was increased from 3.75% to 4.50%.
The permissible senior leverage ratios at the end of forthcoming fiscal quarters are as follows: the fiscal quarter ending on (i) June 30, 2016 to be no greater than 3.50 to 1.00; (ii) September 30, 2016 to be no greater than 4.50 to 1.00; (iii) September 30, 2017 to be no greater than 5.00 to 1.00; (iv) December 31, 2017 to be no greater than 4.00 to 1.00; (v) March 31, 2018 to be no greater than 3.50 to 1.00; (vi) June 30, 2018 to be no greater than 3.25 to 1.00; and (vii) at any time thereafter to be no greater than 2.50 to 1.00.
The permissible interest coverage ratios at the end of forthcoming fiscal quarters are as follows: the fiscal quarter ending on (i) June 30, 2016 to be no less than 1.50 to 1.00; (ii) September 30, 2016 to be no less than 1.15 to 1.00; (iii) September 30, 2017 to be no less than 1.00 to 1.00; (iv) December 31, 2017 to be no less than 1.25 to 1.00 and (v) any time thereafter to be no less than 1.50 to 1.00.
The minimum EBITDA required at the end of forthcoming fiscal quarters is as follows: for the fiscal quarter ending on (i) December 31, 2016, EBITDA for the two-fiscal quarter period then ended must not be less than $4 million; (ii) March 31, 2017, EBITDA for the three-fiscal quarter period then ended must not be less than $7 million; and (iii) June 30, 2017, EBITDA for the four-fiscal quarter period then ended must not be less than $12 million.
The restrictions on Pioneer’s ability to incur capital expenditures during each forthcoming fiscal year are as follows: (i) in fiscal year 2016, the limit is $35 million; (ii) in fiscal year 2017, the limit is the sum of $35 million plus the lesser of (x) 50% of the unused amount of the $35 million basket provided in 2016 and (y) $5 million; (iii) in fiscal year 2018, the limit is the sum of $50 million plus the lesser of (x) 50% of the unused amount of the $35 million basket provided in 2017 and (y) $7.5 million; (iv) in fiscal year 2019, the limit is the sum of $50 million plus the lesser of (x) 50% of the unused amount of the $50 million basket provided in 2018 and (y) $7.5 million.
The foregoing description of the Fifth Amendment in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Fifth Amendment, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference. On July 1, 2016, Pioneer issued a press release announcing the closing of the Fifth Amendment. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit
Number	Exhibit Description
4.1
Fifth Amendment, dated as of June 30, 2016, by and among Pioneer Energy Services Corp., a Texas corporation, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent for the lenders.

99.1	Press Release dated July 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER ENERGY SERVICES CORP.

/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Date: June 30, 2016

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

4.1
Fifth Amendment, dated as of June 30, 2016, by and among Pioneer Energy Services Corp., a Texas corporation, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent for the lenders.

99.1	Press Release dated July 1, 2016.